EX-99(12)

Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

DRAFT – FOR DISCUSSION PURPOSES ONLY – FORM OF TAX OPINION ONLY

[_____], 2025

Board of Directors, BNY Mellon Advantage Funds, Inc.
240 Greenwich Street, New York
New York, NY 10286

Board of Trustees, BNY Mellon Investment Fund I
240 Greenwich Street, New York
New York, NY 10286

Re:
Agreement and Plan of Reorganization (“Plan”) adopted as of [________], 2025 by and among (i) BNY Mellon Opportunistic Small Cap Fund, (the “Target Fund”), a series of BNY Mellon Advantage Funds, Inc. (the “Company”), (ii) BNY Mellon Small Cap Value Fund (the “Acquiring Fund”), a series of BNY Mellon Investment Funds I (“Acquiring Trust”) (together, the “Funds” and, individually, a “Fund”), and (iii) BNY Mellon Investment Advisor, Inc.

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter referred to as the “Reorganization”) of the Target Fund, pursuant to which: (i) the Acquiring Fund will acquire the Assets and Liabilities of the Target Fund in exchange for the corresponding class or classes of shares (as applicable) of the Acquiring Fund of equal value to the net assets of the Target Fund, and (ii) the Target Fund will distribute such shares of the Acquiring Fund to shareholders of the corresponding class of the Target Fund, in connection with the liquidation of the Target Fund, all upon the terms and conditions of the Plan. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Plan, dated as of [___], 2025; (b) the Information Statement/Prospectus provided to shareholders of the Target Fund dated [____]; (c) certain representations concerning the Reorganization made to us by the Company, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, in a letter dated [___], 2025 (the “Representation Letter”); (d) all other

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

[____], 2025

documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.
For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Maryland and the Commonwealth of Massachusetts, the terms of the Plan and the statements in the Representation Letter for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:
1. The acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund, as provided for in the Plan, in exchange solely for Acquiring Fund Shares, followed by the distribution by the Target Fund to its shareholders of Acquiring Fund Shares in complete liquidation of the Target Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
2. No gain or loss will be recognized by the Target Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Sections 361(a) and 357(a) of the Code.
3. Acquiring Fund will recognize no gain or loss upon the receipt by it of substantially all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares pursuant to Section 1032(a) of the Code.
4. No gain or loss will be recognized by the Target Fund upon the distribution of Acquiring Fund Shares to its shareholders in complete liquidation of the Target Fund (in pursuance of the Plan) pursuant to Section 361(c)(1) of the Code.
5. The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the Reorganization pursuant to Section 362(b) of the Code.
6. The holding periods of the assets of the Target Fund received by the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.
7. No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund Shares solely for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

[____], 2025

8. The aggregate tax basis of Acquiring Fund Shares received by the shareholders of the Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Target Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9. The holding period of Acquiring Fund Shares received by shareholders of the Target Fund (including fractional shares to which they may be entitled) will include the holding period of Target Fund Shares surrendered in exchange therefor, provided that the shareholder held Target Fund Shares as a capital asset on the Closing Date of the Reorganization pursuant to Section 1223(1) of the Code.

10. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Company, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, of the undertakings in the Plan and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of

[____], 2025

Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

DRAFT – FOR DISCUSSION PURPOSES ONLY

STRADLEY RONON STEVENS & YOUNG, LLP